Exhibit 99.1

FOR IMMEDIATE RELEASE

For further information:
Gil Borok Chief Financial Officer 310.405.8909	Nick Kormeluk Investor Relations 949.809.4308	Steve Iaco Corporate Communications 212.984.6535

CBRE GROUP, INC. REPORTS FULL-YEAR AND

FOURTH-QUARTER 2011 RESULTS

EARNINGS PER SHARE RISE 37% FOR THE YEAR

TO $1.03 AND 28% FOR THE QUARTER TO $0.46;

FULL-YEAR 2011 REVENUE UP 15% FROM 2010 TO $5.9 BILLION

Los Angeles, CA — February 7, 2012 — CBRE Group, Inc. (NYSE:CBG) today reported financial results for the year and fourth quarter ended December 31, 2011.

Full-Year 2011 Results

•                  Revenue for the full-year 2011 increased 15% to $5.9 billion, compared with $5.1 billion for 2010.

•                  Excluding selected charges(1), net income(2) for 2011 totaled $334.5 million, or $1.03 per diluted share, an improvement of 39% and 37%, respectively, from $239.8 million, or $0.75 per diluted share, for 2010. Full-year 2011 results were lowered by selected charges of $95.3 million, net of income taxes, which primarily related to the acquisition of the ING REIM businesses and cost containment actions.

•                  On a U.S. GAAP basis, net income rose 19% to $239.2 million, or $0.74 per diluted share, for 2011, compared with $200.3 million, or $0.63 per diluted share, for 2010.

•                  Excluding selected charges, Earnings Before Interest Taxes Depreciation and Amortization (EBITDA)(3) totaled $802.6 million in 2011 — up 18% from $681.3 million in 2010. EBITDA(3) (including selected charges) for 2011 rose 7% to $693.3 million, compared with $647.5 million for 2010.  Full-year 2011 EBITDA was lowered by selected charges of $109.4 million, which primarily related to the acquisition of the ING REIM businesses and cost containment actions.

Fourth-Quarter 2011 Results

•                  Revenue for the quarter totaled $1.8 billion, an increase of 7% from $1.7 billion in the fourth quarter of 2010.

•                  Excluding selected charges, net income totaled $149.3 million, or $0.46 per diluted share, for the current-year quarter, up 29% and 28%, respectively, from $115.4 million, or $0.36 per diluted share, in the fourth quarter of 2010. Fourth-quarter 2011 results were lowered by selected charges of $69.5 million, net of income taxes, which primarily related to the acquisition of the ING REIM businesses and cost containment actions.

•                  On a U.S. GAAP basis, net income totaled $79.8 million, or $0.25 per diluted share, for the fourth quarter of 2011 compared with $95.1 million, or $0.30 per diluted share, for the fourth quarter of 2010.

•                  Excluding selected charges, EBITDA increased 24% to $314.9 million in the current period from $253.1 million in the fourth quarter of 2010. EBITDA (including selected charges) totaled $235.1 million for the fourth quarter of 2011, compared with $241.0 million a year earlier.  Fourth-quarter 2011 EBITDA was lowered by selected charges of $79.8 million, which primarily related to the acquisition of the ING REIM businesses and cost containment actions.

Management Commentary

“2011 was a year of unexpectedly tough operating conditions in many parts of the world, particularly in the back-half of the year.  Nevertheless, we recorded our second-best year ever for both revenues and normalized EBITDA, enhanced our platform with the ING REIM acquisitions and strategic recruiting, and made other investments that will further position CBRE for leadership across market cycles,” said Brett White, chief executive officer of CBRE.

“Our highly diversified platform was the key to our fourth quarter results,” Mr. White continued.  “The macro-environment during this period was marked by intensified concerns about sovereign debt issues, particularly in Europe, and tepid economic growth.  This challenge, however, was offset by out-sized gains from our development portfolio, strong growth in outsourcing globally, resilience in our capital markets businesses, as well as actions taken to more carefully manage expenses. As a result, quarterly EBITDA margins reached their highest levels since the second quarter of 2007.”

Double-digit growth in all regions fueled a 14% rise in outsourcing revenue globally. This was the business line’s 5th consecutive quarter of double-digit growth — in part, due to the Company’s ability to take advantage of outsourcing’s growing acceptance in both international markets and new economic sectors.  For example, during the fourth quarter of 2011, CBRE was awarded multi-year contracts to provide services for Unilever in Asia Pacific, the Middle East and Eastern Europe; and Newell-Rubbermaid in Asia Pacific. In Europe, the Company was retained by the United Kingdom Commonwealth Office, an example of its growing portfolio of public sector outsourcing clients.

The Company also continued to add significant global mandates, and recently broke new ground with the outsourcing industry’s first global real estate integrator contract.  Microsoft Corporation has selected CBRE to serve as global integrator of services for the company’s 34 million square foot global portfolio.  Under this contract, Microsoft has retained CBRE to perform real estate strategy and portfolio planning, property management and lease administration; to engage and manage multiple other service partners in the delivery of transaction, construction and facilities management services; and to partner with Microsoft to build an industry-leading commercial real estate IT platform.

Overall, CBRE signed 33 total outsourcing contracts in the fourth quarter, increasing the number of contracts for the year to 173 — a new single-year record for the Company.

Global property sales revenue rose 10%, paced by solid growth in both the Americas and Asia Pacific, while EMEA was relatively flat.  In 2011, CBRE once again achieved the #1 market share in investment sales activity in both the U.S. and the U.K.  In addition, the Mortgage Brokerage business, mainly centered in the U.S., saw revenue improve by 25% during the quarter.

Global property leasing revenue fell moderately, as double-digit growth in EMEA — despite soft economies across much of Europe — was offset by a decline in the Americas. The Americas decline was in part due to a tough comparison with the fourth quarter of 2010, when leasing revenue was 45% higher than in the fourth quarter of 2009.  Asia Pacific’s leasing revenue for the fourth quarter of 2011 was relatively flat.

Fourth quarter results were enhanced by significant contributions from the Development Services business. The sale of two high-quality assets in the Houston and Dallas markets drove a sizable EBITDA improvement for this segment during the quarter.

Global Investment Management revenue improved 31% during the fourth quarter.  This included revenue from the ING REIM businesses in Europe and Asia that were acquired this quarter, and the ING global listed real estate securities business that was acquired on July 1, 2011.

Fourth-Quarter 2011 Segment Results

Americas Region (U.S., Canada and Latin America)

•                  Revenue rose 3% to $1.1 billion, compared with $1.0 billion for the fourth quarter of 2010.

•                  EBITDA before selected charges totaled $158.2 million, up 18% from $133.5 million in last year’s fourth quarter. Including these charges, EBITDA increased 12% to $142.5 million.

•                  Operating income rose 11% to $119.1 million from $107.4 million for the prior-year fourth quarter. Current-period operating income was impacted by $15.6 million of cost containment expenses.

EMEA Region (primarily Europe)

•                  Revenue rose 9% to $334.6 million from $307.3 million for the fourth quarter of 2010. The increase was driven by growth in northern continental Europe and the United Kingdom.

•                  EBITDA before selected charges totaled $53.1 million, an increase of 12% compared with $47.6 million in last year’s fourth quarter. Including these charges, EBITDA totaled $42.1 million in the fourth quarter of 2011.

•                  Operating income was $39.0 million, compared with $45.4 million for the same period in 2010. Current-period operating income was impacted by $11.1 million of cost containment expenses.

Asia Pacific Region (Asia, Australia and New Zealand)

•                  Revenue rose 11% to $231.7 million from $209.4 million for the fourth quarter of 2010.  The increase reflects improved performance in several countries, particularly Australia, India and Japan.

•                  EBITDA before selected charges totaled $35.0 million compared with $36.1 million for last year’s fourth quarter. Including these charges, EBITDA totaled $30.5 million in the fourth quarter of 2011.

•                  Operating income was $27.3 million, compared with $33.5 million for the fourth quarter of 2010. Current-period operating income was impacted by $4.4 million of cost containment expenses.

Global Investment Management Business (investment management operations in the U.S., Europe and Asia)

•                  Revenue increased 31% to $104.8 million from $79.8 million in the fourth quarter of 2010.  The fourth quarter of 2011 benefited from approximately $60.0 million of revenue from the ING REIM businesses. No carried interest revenue was recognized, while last year’s fourth quarter included $19.9 million of carried interest revenue from a fund liquidation. The current-year period also produced lower acquisition fees and rental revenues (due to property dispositions) than a year ago.

•                  EBITDA before selected charges totaled $16.5 million compared with $27.3 million in the prior-year fourth quarter. Including these charges, EBITDA reflected a loss of $29.4 million in the fourth quarter of 2011.

•                  Operating loss totaled $41.4 million, compared with operating income of $13.4 million for the fourth quarter of 2010. Current-period operating loss was affected by $45.0 million of expenses related to the acquisition of ING REIM.

•                  Current-period EBITDA, excluding and including selected charges, and operating results were affected by a net carried interest incentive compensation accrual of $10.5 million. In the prior-year’s fourth quarter, the carried interest incentive compensation accrual totaled $19.8 million. Positive contributions from ING REIM in the fourth quarter of 2011 were offset by higher equity earnings and the reversal of a doubtful-account provision in the prior-year fourth quarter.

•                  Assets under management totaled $94.1 billion, representing a 150% increase from year-end 2010, mainly due to the ING REIM acquisitions.

Development Services (real estate development and investment activities primarily in the U.S.)

•                  Revenue rose 21% to $21.1 million compared with $17.4 million for the fourth quarter of 2010.

•                  Operating loss totaled $27.3 million as compared with an operating loss of $26.8 million for the same period in 2010.

•                  EBITDA improved sharply to $49.4 million from $5.4 million in the prior-year period. The increase was driven by gains on the sale of properties, the majority of which was reported as equity income from unconsolidated subsidiaries and income from discontinued operations this quarter. These gains were partially offset by non-controlling interests activity. Equity income from unconsolidated subsidiaries, income from discontinued operations and activity associated with non-controlling interests are all included in the calculation of EBITDA, but not in revenue or operating income.

•                  Selected charges in the fourth quarters of both 2011 and 2010 were not significant.

•                  Development projects in process totaled $4.9 billion and the inventory of pipeline deals totaled $1.2 billion, both unchanged from year-end 2010.

2012 Outlook

“The global real estate market remains in recovery as we enter 2012. The pace of recovery, however, remains slow and inconsistent, restrained by sub-par economic growth and job creation in much of the world as well as Europe’s sovereign debt issues,” Mr. White said.  “Despite these challenges, we expect that our premier people, brand, global platform, and vigilance around cost control will help us drive both improved financial performance for our shareholders and superior results for our clients in 2012.”

The Company has set its expectations for 2012 based on the above-mentioned factors as well as anticipated increases in interest, depreciation and amortization expense, mostly resulting from the ING REIM acquisition.  In light of this, CBRE expects that earnings per share, as adjusted, will be in the range of $1.20 to $1.25 in 2012.

Conference Call Details

The Company’s fourth-quarter earnings conference call will be held on Tuesday, February 7, 2012 at 5:00 p.m. Eastern Time.  A webcast will be accessible through the Investor Relations section of the Company’s Web site at www.cbre.com/investorrelations.

The direct dial-in number for the conference call is 800-230-1059 for U.S. callers and 612-234-9959 for international callers.  A replay of the call will be available starting at 10 p.m. Eastern Time on February 7, 2012, and ending at midnight Eastern Time on February 13, 2012. The dial-in number for the replay is 800-475-6701 for U.S. callers and 320-365-3844 for international callers.  The access code for the replay is 231836.  A transcript of the call will be available on the Company’s Investor Relations Web site at www.cbre.com/investorrelations.

About CBRE Group, Inc.

CBRE Group, Inc. (NYSE:CBG), a Fortune 500 and S&P 500 company headquartered in Los Angeles, is the world’s largest commercial real estate services firm (in terms of 2011 revenue).  The Company has approximately 34,000 employees (excluding affiliates), and serves real estate owners, investors and occupiers through more than 300 offices (excluding affiliates) worldwide. CBRE offers strategic advice and execution for property sales and leasing; corporate services; property, facilities and project management; mortgage banking; appraisal and valuation; development services; investment management; and research and consulting. Please visit our Web site at www.cbre.com.

Note: This release contains forward-looking statements within the meaning of the ‘‘safe harbor’’ provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding our future growth momentum, operations, financial performance, business outlook, and ability to successfully integrate the ING REIM businesses.  These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results and performance in future periods to be materially different from any future results or performance suggested in forward-looking statements in this release.  Any forward-looking statements speak only as of the date of this release and, except to the extent required by applicable securities laws, the Company expressly disclaims any obligation to update or revise any of them to reflect actual results, any changes in expectations or any change in events.  If the Company does update one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those or other forward-looking statements.  Factors that could cause results to differ materially include, but are not limited to: general conditions of financial liquidity for real estate transactions; our leverage and our ability to perform under our credit facilities; commercial real estate vacancy levels; employment conditions and their effect on vacancy rates; property values; rental rates; interest rates; our ability to leverage our platform to grow revenues and capture market share; our ability to control costs relative to revenue growth; our ability to retain and incentivize producers; our ability to identify, acquire and integrate synergistic and accretive businesses; expected levels of interest, depreciation and amortization expense resulting from completed acquisitions; realization of values in investment funds to offset related incentive compensation expense; a decline in asset values in, or a reduction in earnings or cash flow from, our investment programs, as well as related litigation, liabilities and reputational harm; and our ability to comply with laws and regulations related to our international operations, including the anti-corruption laws of the U.S. and other countries.

Additional information concerning factors that may influence the Company’s financial information is discussed under “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Quantitative and Qualitative Disclosures About Market Risk” and “Forward-Looking Statements” in our Annual Report on Form 10-K for the year ended December 31, 2010 and under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Quantitative and Qualitative Disclosures About Market Risk” and “Forward-Looking Statements” in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2011, as well as in the Company’s press releases and other periodic filings with the Securities and Exchange Commission.  Such filings are available publicly and may be obtained on the Company’s Web site at www.cbre.com or upon written request from the CBRE Investor Relations Department at investorrelations@cbre.com.

(1) Selected charges include integration and other costs related to acquisitions, cost containment expenses, amortization expense related to customer relationships acquired in the ING REIM and Trammell Crow Company (TCC) acquisitions, the write-down of impaired assets and the write-off of financing costs.

(2) A reconciliation of net income attributable to CBRE Group, Inc. to net income attributable to CBRE Group, Inc., as adjusted for selected charges, is provided in the section of this press release entitled “Non-GAAP Financial Measures.”

(3) EBITDA represents earnings before net interest expense, write-off of financing costs, income taxes, depreciation and amortization, while amounts shown for EBITDA, as adjusted, (or normalized EBITDA) remove the impact of certain cash and non-cash charges related to acquisitions, cost containment and asset impairments.  Our management believes that both of these measures are useful in evaluating our operating performance compared to that of other companies in our industry because the calculations of EBITDA and EBITDA, as adjusted, generally eliminate the effects of financing and income taxes and the accounting effects of capital spending and acquisitions, which would include impairment charges of goodwill and intangibles created from acquisitions. Such items may vary for different companies for reasons unrelated to overall operating performance.  As a result, our management uses these measures to evaluate operating performance and for other discretionary purposes, including as a significant component when measuring our operating performance under our employee incentive programs. Additionally, we believe EBITDA and EBITDA, as adjusted, are useful to investors to assist them in getting a more complete picture of our results from operations.

However, EBITDA and EBITDA, as adjusted, are not recognized measurements under U.S. generally accepted accounting principles, or GAAP, and when analyzing our operating performance, readers should use EBITDA and EBITDA, as adjusted, in addition to, and not as an alternative for, net income as determined in accordance with GAAP. Because not all companies use identical calculations, our presentation of EBITDA and EBITDA, as adjusted, may not be comparable to similarly titled measures of other companies. Furthermore, EBITDA and EBITDA, as adjusted, are not intended to be measures of free cash flow for our management’s discretionary use, as they do not consider certain cash requirements such as tax and debt service payments. The amounts shown for EBITDA and EBITDA, as adjusted, also differ from the amounts calculated under similarly titled definitions in our debt instruments, which are further adjusted to reflect certain other cash and non-cash charges and are used to determine compliance with financial covenants and our ability to engage in certain activities, such as incurring additional debt and making certain restricted payments.

For a reconciliation of EBITDA and EBITDA, as adjusted to net income attributable to CBRE Group, Inc., the most comparable financial measure calculated and presented in accordance with GAAP, see the section of this press release titled “Non-GAAP Financial Measures.”

CBRE GROUP, INC.

OPERATING RESULTS

FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2011 AND 2010

(Dollars in thousands, except share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
Revenue	$1,763,625	$1,651,296	$5,905,411	$5,115,316

Costs and expenses:
Cost of services	1,008,946	930,869	3,457,130	2,960,170
Operating, administrative and other	603,647	522,128	1,882,666	1,607,682
Depreciation and amortization	35,848	28,865	115,719	108,381
Total costs and expenses	1,648,441	1,481,862	5,455,515	4,676,233

Gain on disposition of real estate	1,372	3,499	12,966	7,296
Operating income	116,556	172,933	462,862	446,379
Equity income from unconsolidated subsidiaries	65,815	15,228	104,776	26,561
Other income	8,515	—	2,706	—
Interest income	2,380	2,042	9,443	8,416
Interest expense	43,235	41,329	150,249	191,151
Write-off of financing costs	—	18,148	—	18,148
Income from continuing operations before provision for income taxes	150,031	130,726	429,538	272,057
Provision for income taxes	72,071	58,290	189,103	130,368
Income from continuing operations	77,960	72,436	240,435	141,689
Income (loss) from discontinued operations, net of income taxes	32,979	(641)	49,890	14,320
Net income	110,939	71,795	290,325	156,009
Less: Net income (loss) attributable to non-controlling interests	31,176	(23,349)	51,163	(44,336)
Net income attributable to CBRE Group, Inc.	$79,763	$95,144	$239,162	$200,345

Basic income per share attributable to CBRE Group, Inc. shareholders
Income from continuing operations attributable to CBRE Group, Inc.	$0.23	$0.30	$0.73	$0.61
Income from discontinued operations attributable to CBRE Group, Inc.	0.02	—	0.02	0.03
Net income attributable CBRE Group, Inc.	$0.25	$0.30	$0.75	$0.64

Weighted average shares outstanding for basic income per share	320,638,316	315,879,460	318,454,191	313,873,439

Diluted income per share attributable to CBRE Group, Inc. shareholders
Income from continuing operations attributable to CBRE Group, Inc.	$0.23	$0.30	$0.72	$0.60
Income from discontinued operations attributable to CBRE Group, Inc.	0.02	—	0.02	0.03
Net income attributable to CBRE Group, Inc.	$0.25	$0.30	$0.74	$0.63

Weighted average shares outstanding for diluted income per share	324,117,111	321,208,613	323,723,755	319,016,887

EBITDA (1)	$235,130	$240,960	$693,261	$647,467

(1) Includes EBITDA related to discontinued operations of $12.2 million and $1.1 million for the three months ended December 31, 2011 and 2010, respectively and $14.1 million and $16.4 million for the twelve months ended December 31, 2011 and 2010, respectively.

CBRE GROUP, INC.

SEGMENT RESULTS

FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2011 AND 2010

(Dollars in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
Americas
Revenue	$1,071,525	$1,037,390	$3,673,681	$3,217,543
Costs and expenses:
Cost of services	681,129	653,732	2,325,964	2,015,360
Operating, administrative and other	252,604	259,235	898,675	821,391
Depreciation and amortization	18,721	17,033	62,238	60,663
Operating income	$119,071	$107,390	$386,804	$320,129
EBITDA	$142,508	$127,669	$462,167	$389,991

EMEA
Revenue	$334,555	$307,275	$1,076,568	$936,581
Costs and expenses:
Cost of services	185,890	163,954	638,351	545,354
Operating, administrative and other	106,474	95,438	351,304	302,573
Depreciation and amortization	3,239	2,456	10,945	9,519
Operating income	$38,952	$45,427	$75,968	$79,135
EBITDA	$42,057	$47,631	$87,527	$89,407

Asia Pacific
Revenue	$231,653	$209,430	$788,754	$669,897
Costs and expenses:
Cost of services	141,927	113,183	492,815	399,456
Operating, administrative and other	59,747	60,341	212,548	197,912
Depreciation and amortization	2,704	2,357	9,654	8,419
Operating income	$27,275	$33,549	$73,737	$64,110
EBITDA	$30,530	$34,268	$82,226	$70,857

Global Investment Management
Revenue	$104,763	$79,810	$290,065	$215,631
Costs and expenses:
Operating, administrative and other	137,852	62,533	313,120	177,662
Depreciation and amortization	8,324	3,866	21,271	13,968
Gain on disposition of real estate	—	—	345	—
Operating (loss) income	$(41,413)	$13,411	$(43,981)	$24,001
EBITDA(1)	$(29,386)	$26,040	$(14,772)	$48,556

Development Services
Revenue	$21,129	$17,391	$76,343	$75,664
Costs and expenses:
Operating, administrative and other	46,970	44,581	107,019	108,144
Depreciation and amortization	2,860	3,153	11,611	15,812
Gain on disposition of real estate	1,372	3,499	12,621	7,296
Operating loss	$(27,329)	$(26,844)	$(29,666)	$(40,996)
EBITDA (2)	$49,421	$5,352	$76,113	$48,656

(1)          Includes EBITDA related to discontinued operations of $2.1 million and $4.0 million for the three and twelve months ended December 31, 2011.

(2)          Includes EBITDA related to discontinued operations of $10.1 million and $1.1 million for the three months ended December 31, 2011 and 2010, respectively and $10.1 million and $16.4 million for the twelve months ended December 31, 2011 and 2010, respectively.

Non-GAAP Financial Measures

The following measures are considered “non-GAAP financial measures” under SEC guidelines:

(i)                                     Net income attributable to CBRE Group, Inc., as adjusted for selected charges

(ii)                                  Diluted income per share attributable to CBRE Group, Inc, as adjusted for selected charges

(iii)                               EBITDA and EBITDA, as adjusted for selected charges

The Company believes that these non-GAAP financial measures provide a more complete understanding of ongoing operations and enhance comparability of current results to prior periods as well as presenting the effects of selected charges in all periods presented.  The Company believes that investors may find it useful to see these non-GAAP financial measures to analyze financial performance without the impact of selected charges that may obscure trends in the underlying performance of its business.

Net income attributable to CBRE Group, Inc., as adjusted for selected charges and diluted net income per share attributable to CBRE Group, Inc. shareholders, as adjusted for selected charges are calculated as follows (dollars in thousands, except per share data):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010

Net income attributable to CBRE Group, Inc.	$79,763	$95,144	$239,162	$200,345
Integration and other costs related to acquisitions, net of tax	42,863	2,645	59,632	4,499
Cost containment expenses, net of tax	20,559	1,949	20,559	9,453
Amortization expense related to ING REIM and TCC customer relationships acquired, net of tax	3,868	1,728	9,396	7,331
Write-down of impaired assets, net of tax	2,216	2,691	5,748	6,988
Write-off of financing costs, net of tax	—	11,220	—	11,220
Net income attributable to CBRE Group, Inc., as adjusted	$149,269	$115,377	$334,497	$239,836

Diluted income per share attributable to CBRE Group, Inc. shareholders, as adjusted	$0.46	$0.36	$1.03	$0.75

Weighted average shares outstanding for diluted income per share	324,117,111	321,208,613	323,723,755	319,016,887

EBITDA and EBITDA, as adjusted for selected charges are calculated as follow (dollars in thousands):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010

Net income attributable to CBRE Group, Inc.	$79,763	$95,144	$239,162	$200,345
Add:
Depreciation and amortization(1)	36,534	29,245	116,930	108,962
Interest expense(2)	45,130	41,797	153,497	192,706
Write-off of financing costs	—	18,148	—	18,148
Provision for income taxes(3)	76,083	58,668	193,115	135,723
Less:
Interest income	2,380	2,042	9,443	8,417

EBITDA(4)	$235,130	$240,960	$693,261	$647,467

Adjustments:
Integration and other costs related to acquisitions	45,084	4,335	68,788	7,278
Cost containment expenses	31,139	3,380	31,139	15,291
Write-down of impaired assets	3,558	4,426	9,447	11,307

EBITDA, as adjusted (4)	$314,911	$253,101	$802,635	$681,343

(1)          Includes depreciation and amortization expense related to discontinued operations of $0.7 million and $0.4 million for the three months ended December 31, 2011 and 2010, respectively and $1.2 million and $0.6 million for the twelve months ended December 31, 2011 and 2010, respectively.

(2)          Includes interest expense related to discontinued operations of $1.9 million and $0.5 million for the three months ended December 31, 2011 and 2010, respectively and $3.2 million and $1.6 million for the twelve months ended December 31, 2011 and 2010, respectively.

(3)      Includes provision for income taxes related to discontinued operations of $4.0 million and $0.4 million for the three months ended December 31, 2011 and 2010, respectively and $4.0 million and $5.4 million for the twelve months ended December 31, 2011 and 2010, respectively.

(4)      Includes EBITDA related to discontinued operations of $12.2 million and $1.1 million for the three months ended December 31, 2011 and 2010, respectively and $14.1 million and $16.4 million for the twelve months ended December 31, 2011 and 2010, respectively.

EBITDA and EBITDA, as adjusted for selected charges for segments are calculated as follows (dollars in thousands):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
Americas
Net income attributable to CBRE Group, Inc.	$45,675	$26,368	$182,107	$105,452
Add:
Depreciation and amortization	18,721	17,033	62,238	60,663
Interest expense	37,147	45,275	118,916	160,685
Write-off of financing costs	—	18,148	—	18,148
Royalty and management service income	(9,026)	(9,962)	(29,729)	(24,363)
Provision for income taxes	53,280	32,236	136,803	73,944
Less:
Interest income	3,289	1,429	8,168	4,538
EBITDA	$142,508	$127,669	$462,167	$389,991
Integration and other costs related to acquisitions	10	4,335	126	7,278
Cost containment expenses	15,646	1,517	15,646	7,196
EBITDA, as adjusted	$158,164	$133,521	$477,939	$404,465

EMEA
Net income attributable to CBRE Group, Inc.	$22,834	$41,619	$37,155	$53,314
Add:
Depreciation and amortization	3,239	2,456	10,945	9,519
Interest expense	1,446	74	1,633	263
Royalty and management service expense	4,482	4,082	14,142	12,390
Provision for income taxes	12,785	11,596	27,253	27,080
Less:
Interest income	2,729	12,196	3,601	13,159
EBITDA	$42,057	$47,631	$87,527	$89,407
Cost containment expenses	11,089	13	11,089	1,974
EBITDA, as adjusted	$53,146	$47,644	$98,616	$91,381

Asia Pacific
Net income attributable to CBRE Group, Inc.	$17,143	$20,813	$32,815	$30,189
Add:
Depreciation and amortization	2,704	2,357	9,654	8,419
Interest expense	911	402	3,535	2,119
Royalty and management service expense	4,352	5,692	14,666	11,179
Provision for income taxes	5,552	5,182	22,637	21,158
Less:
Interest income	132	178	1,081	2,207
EBITDA	$30,530	$34,268	$82,226	$70,857
Integration and other costs related to acquisitions	36	—	1,932	—
Cost containment expenses	4,404	1,825	4,404	5,506
EBITDA, as adjusted	$34,970	$36,093	$88,562	$76,363

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010

Global Investment Management
Net (loss) income attributable to CBRE Group, Inc.	$(32,689)	$13,814	$(44,938)	$9,062
Add:
Depreciation and amortization(1)	8,952	3,866	22,424	13,968
Interest expense(2)	6,706	3,720	20,892	22,247
Royalty and management service expense	192	188	921	794
(Benefit of) provision for income taxes	(12,181)	4,505	(13,404)	2,731
Less:
Interest income	366	53	667	246
EBITDA(3)	$(29,386)	$26,040	$(14,772)	$48,556
Integration and other costs related to acquisitions	45,038	—	66,730	—
Cost containment expenses	—	—	—	442
Write-down of impaired assets	846	1,240	5,301	6,853
EBITDA, as adjusted(3)	$16,498	$27,280	$57,259	$55,851

Development Services
Net income (loss) attributable to CBRE Group, Inc.	$26,800	$(7,470)	$32,023	$2,328
Add:
Depreciation and amortization(4)	2,918	3,533	11,669	16,393
Interest expense(5)	3,183	4,158	12,784	19,224
Provision for income taxes(6)	16,647	5,149	19,826	10,810
Less:
Interest income	127	18	189	99
EBITDA(7)	$49,421	$5,352	$76,113	$48,656
Cost containment expenses	—	25	—	173
Write-down of impaired assets	2,712	3,186	4,146	4,454
EBITDA, as adjusted(7)	$52,133	$8,563	$80,259	$53,283

(1)          Includes depreciation and amortization expense related to discontinued operations of $0.6 million and $1.2 million for the three and twelve months ended December 31, 2011, respectively.

(2)          Includes interest expense related to discontinued operations of $1.5 million and $2.8 million for the three and twelve months ended December 31, 2011, respectively.

(3)          Includes EBITDA related to discontinued operations of $2.1 million and $4.0 million for the three and twelve months ended December 31, 2011, respectively.

(4)          Includes depreciation and amortization expense related to discontinued operations of $0.1 million and $0.4 million for the three months ended December 31, 2011 and 2010, respectively and $0.1 million and $0.6 million for the twelve months ended December 31, 2011 and 2010, respectively.

(5)          Includes interest expense related to discontinued operations of $0.4 million and $0.5 million for the three months ended December 31, 2011 and 2010, respectively and $0.4 million and $1.6 million for the twelve months ended December 31, 2011 and 2010, respectively.

(6)          Includes provision for income taxes related to discontinued operations of $4.0 million and $0.4 million for the three months ended December 31, 2011 and 2010, respectively and $4.0 million and $5.4 million for the twelve months ended December 31, 2011 and 2010, respectively.

(7)          Includes EBITDA related to discontinued operations of $10.1 million and $1.1 million for the three months ended December 31, 2011 and 2010, respectively and $10.1 million and $16.4 million for the twelve months ended December 31, 2011 and 2010, respectively.

CBRE GROUP, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	December 31,	December 31,
	2011	2010
Assets:
Cash and cash equivalents (1)	$1,093,182	$506,574
Restricted cash	67,138	52,257
Receivables, net	1,135,371	940,167
Warehouse receivables (2)	720,061	485,433
Real estate assets (3)	464,468	755,509
Goodwill and other intangibles, net	2,622,732	1,656,656
Investments in and advances to unconsolidated subsidiaries	166,832	138,973
Other assets, net	949,359	585,999
Total assets	$7,219,143	$5,121,568

Liabilities:
Current liabilities, excluding debt	$1,688,034	$1,281,452
Warehouse lines of credit (2)	713,362	453,835
Revolving credit facility	44,825	17,516
Senior secured term loans	1,683,561	640,500
Senior subordinated notes, net	439,016	437,682
Senior notes	350,000	350,000
Other debt	125	156
Notes payable on real estate (4)	372,912	627,528
Other long-term liabilities	510,145	247,104
Total liabilities	5,801,980	4,055,773

CBRE Group, Inc. stockholders’ equity	1,151,481	908,215
Non-controlling interests	265,682	157,580
Total equity	1,417,163	1,065,795

Total liabilities and equity	$7,219,143	$5,121,568

(1)          Includes $208.1 million and $26.1 million of cash in consolidated funds and other entities not available for company use at December 31, 2011 and 2010, respectively.

(2)          Represents loan receivables, the majority of which are offset by the related non-recourse warehouse line of credit facility.

(3)          Includes real estate and other assets held for sale, real estate under development and real estate held for investment.

(4)          Represents notes payable on real estate of which $13.6 million and $3.7 million are recourse to the Company as of December 31, 2011 and 2010, respectively.